Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Casella Waste Systems, Inc. and subsidiaries (the Company) of our report dated March 2, 2016 relating to our audits of the consolidated financial statements and financial statement schedules as of December 31, 2015, December 31, 2014 and April 30, 2014, and for the fiscal year ended December 31, 2015, for the eight months ended December 31, 2014, and for the fiscal years ended April 30, 2014 and April 30, 2013, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 which appears in Casella Waste Systems, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

/s/ RSM US LLP
Boston, Massachusetts
November 17, 2016